Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	April 22, 2010
Contact:	Ron Martin/Chris Courtney/Rick McCarty
Phone:	(209) 848-2265
www.ovcb.com

OAK VALLEY BANCORP REPORTS 1st QUARTER RESULTS

OAKDALE, CA — Oak Valley Bancorp (NASDAQ: OVLY), the bank holding company for Oak Valley Community Bank and Eastern Sierra Community Bank, recently reported financial results.  For the three months ended March 31, 2010, net income was $948,000, while net income available to common shareholders was $737,000, or $0.10 per diluted common share.  This compared to net income available to common shareholders of $220,000, or $0.03 per diluted common share for the same period a year ago.

Increased net interest income and net interest margin expansion continues to support the Bank’s earnings growth.   Net interest income grew by $404,000, or 7.1%, to $6.1 million compared to $5.7 million for the same period last year. Net interest margin during the same periods were 5.22% and 4.86%, respectively.

Non interest expense for the quarter totaled $4.4 million, a decrease from $4.7 million for the three months ended December 31, 2009, but an increase from $3.9 million during the same period a year ago.  Write downs and expenses associated with Other Real Estate Owned (OREO) represented the majority of the year-over-year increase. The provision for loan losses during the three months ended March 31, 2010, was $1.0 million, compared to $900,000 in the prior quarter, and $1.9 million in the same quarter of last year.

Management continues to actively write-down non-performing assets to reflect current values. First quarter non-performing assets to total assets are 2.85%, or $14.9 million, up from 2.66%, or $13.9 million for the same period a year ago, but down from the 3.16%, or $16.6 million for the three months ended December 31, 2009.  As of March 31, 2010, nine loan relationships were on non-accrual status totaling $12.3 million.  OREO held as of March 31, 2010 totaled $2.5 million and consists of eight properties.

Total assets were $520.3 million at March 31, 2010, a decrease of $3.5 million, or 0.7%, from March 31, 2009. Gross loans decreased by $19.4 million, to $411.0 million as of March 31, 2010, a decrease of 4.5% from March 31, 2009.  The Bank’s total deposits were $431.6 million as of March 31, 2010, an increase of $21.5 million, or 5.3% over March 31, 2009.

“Despite the recession and sluggish economy, our ongoing focus on attracting new business and core deposit accounts has served us well with respect to growing our customer base and expanding our net interest margin,” commented Ron Martin, CEO.  “Although balance sheet growth has been repressed due to limited loan demand, we have continued to progress in our ability to develop primary banking relationships with the business community and broaden the relationships we have with existing retail and commercial banking clients,” Martin concluded.

Oak Valley Bancorp operates Oak Valley and Eastern Sierra Community Bank, through which it offers a variety of loan and deposit products to individuals and small businesses. The Company currently operates through 12 conveniently located branches: Oakdale, Sonora, Turlock, Stockton, Patterson, Ripon, Escalon, two branches in Modesto, and three branches in their Eastern Sierra Division, which includes Bridgeport, Mammoth Lakes and Bishop.

For more information call 1-866-844-7500 or visit us online at www.ovcb.com.

This press release includes forward-looking statements about the corporation for which the corporation claims the protection of safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the corporation’s possible or assumed future financial condition, and its results of operations and business.  Forward-looking statements are subject to risks and uncertainties.  A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, government policies and regulations (including monetary and fiscal policies), legislation, economic conditions, including increased energy costs in California, credit quality of borrowers, operational factors and competition in the geographic and business areas in which the company conducts its operations. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

Oak Valley Community Bank

Statement of Condition (unaudited)

	1st Quarter	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter
($ in thousands, except per share)	2010	2009	2009	2009	2009
Selected Quarterly Operating Data:
Net interest income	$6,060	$6,079	$6,020	$5,887	$5,656
Provision for loan losses	1,005	900	925	2,137	1,900
Non-interest income	647	618	778	647	598
Non-interest expense	4,445	4,749	4,745	4,787	3,938
Income before income taxes	1,257	1,048	1,128	(389)	416
Provision for income taxes	309	313	249	(344)	(14)
Net income	948	735	879	(45)	430

Preferred stock dividends and accretion	(211)	(210)	(210)	(210)	(210)
Net income available to common shareholders	737	525	669	(255)	220

Earnings per common share - basic	0.10	0.07	0.09	(0.03)	0.03
Earnings per common share - diluted	0.10	0.07	0.09	(0.03)	0.03
Dividends declared per common share (1)	—	—	—	—	0.025
Return on average common equity	6.22%	4.41%	5.73%	-2.23%	1.97%
Return on average assets	0.75%	0.56%	0.67%	-0.03%	0.34%
Net interest margin (2)	5.22%	5.10%	5.06%	4.96%	4.86%
Efficiency Ratio (2)	65.59%	69.52%	68.77%	71.59%	61.97%

Capital - Period End
Book value per share	$6.24	$6.14	$6.06	$5.89	$5.91

Credit Quality - Period End
Nonperforming assets/ total assets	2.85%	3.16%	2.09%	1.94%	2.66%
Loan loss reserve/ gross loans (3)	1.65%	1.65%	1.50%	1.34%	1.53%

Period End Balance Sheet
($ in thousands)
Total assets	$520,275	$524,722	$521,179	$525,606	$523,747
Gross Loans	411,013	425,627	425,374	424,390	430,416
Nonperforming assets	14,854	16,568	10,904	10,177	13,906
Allowance for credit losses (3)	6,762	7,020	6,396	5,701	6,603
Deposits	431,624	429,210	431,533	419,941	410,089
Common Equity	47,904	47,192	46,563	45,130	45,286
Total Capital (4)	61,404	60,692	60,063	58,630	58,786
Non-Financial Data
Full-time equivalent staff	118	117	120	111	117
Number of banking offices, domestic and domestic	12	12	12	12	12

Common Shares outstanding
Period end	7,681,877	7,681,877	7,681,877	7,661,627	7,661,627
Period average - basic	7,681,877	7,681,877	7,668,891	7,661,627	7,661,627
Period average - diluted	7,705,488	7,709,076	7,694,058	7,686,800	7,703,892
Market Ratios
Stock Price	$4.10	$4.41	$4.30	$4.25	$3.75
Price/Earnings	10.54	16.27	12.43	N/A	32.22
Price/Book	0.66	0.72	0.71	0.72	0.63

(1) Common shareholder cash dividend of $191,542 was paid in the first quarter of 2009.

(2)  Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 34%.

(3) Adjusted for Allowance for Off-Balance Sheet Credit Exposure.

(4) Includes $13.5 million in preferred stock issued to the U.S. Treasury under the TARP Capital Purchase Program.